                                                                   Exhibit 99.1
[INDUSTRIAL DISTRIBUTION GROUP LOGO]


FOR IMMEDIATE RELEASE                                        RELEASE NO. 04-002

INDUSTRIAL DISTRIBUTION GROUP, INC.        For Additional Information, Contact:
(NYSE:  IDG)                                                     Jack P. Healey
                                                      Senior Vice President and
                                                        Chief Financial Officer
                                            Industrial Distribution Group, Inc.
                                                                 (404) 949-2100
                                                                www.idglink.com


              INDUSTRIAL DISTRIBUTION GROUP REPORTS FOURTH QUARTER
                           AND FULL YEAR 2003 RESULTS
               NET INCOME DOUBLES FROM FOURTH QUARTER PRIOR YEAR

ATLANTA, GEORGIA, FEBRUARY 26, 2004 - Industrial Distribution Group, Inc. (NYSE: IDG) today announced operating results for the fourth quarter and year-ended December 31, 2003.

Revenues for the fourth quarter 2003 were $120.1 million compared to $121.1 million reported for the comparable period in 2002. The company's net income for the fourth quarter of 2003 was $1.1 million or $0.12 per diluted share compared to net income of $531,000 or $0.06 per diluted share for the comparable period in 2002.

For the twelve months ended December 31, 2003, revenues were $483.4 million compared to $492.5 million for the comparable period in the prior year. Net income for 2003 was $2.6 million or $0.28 per diluted share. Before the effect of a change in accounting principle recorded in the first quarter of 2002, the company reported 2002 net income of $1.6 million or $0.18 per diluted share. The company's 2002 net loss, after the cumulative effect of the mandatory change in accounting principle, as required by Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," was $48.7 million or $5.44 per diluted share.

"We were successful with our strategy during 2003 to promote efficiencies, maintain our focus on working capital management, reduce debt and protect profits, while continuing to position the company to achieve consistent profitability and enhance shareholder value," said Andrew B. Shearer, IDG's president and chief executive officer. "Our customers and prospects view IDG as the supplier whose solutions provide documented cost savings that improve their competitive position. I am pleased that IDG's Flexible Procurement Solutions(TM) (FPS) are increasingly recognized as value-added services that help manufacturers achieve product and process improvements, which deliver efficiencies and cost savings," noted Shearer.

For the fourth quarter, total FPS revenues, including storeroom management, were 53.7% of total revenues compared to 48.7% of total revenues for the comparable period of 2002.


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Total FPS revenues, including storeroom management, increased 14.1% for the full year 2003 from the prior year and comprised a growing 51.8% of total 2003 revenues compared to 44.6% for 2002. During 2003 the company implemented 13 new storeroom management sites, bringing the total under management to 105, employing more than 350 IDG associates. General MROP revenues declined in 2003, reflecting the prolonged downturn in the manufacturing environment.

Gross margins for the fourth quarter were 22.9% compared to 22.5% for the comparable period of 2002. For the twelve months ended December 31, 2003, gross margins were 22.4% compared to the 22.2% reported for 2002. The increase in gross margins was due to the company's improved inventory management and successful product programs with vendors.

"We saw progress in our continued efforts to reduce the operating expense structure of the business during 2003," stated Jack P. Healey, IDG's senior vice president and chief financial officer. "For the fourth quarter, SG&A declined $400,000 to $25.1 million compared with $25.5 million for the comparable prior year period. During 2003, we removed approximately $2.9 million of costs out of the business permanently compared with 2002. Our 2002 furlough program netted $1.3 million in temporary savings and we were able to find other cost savings in the areas of facility rationalization, telecommunications, and reduced bad debt expense. We also transitioned the effects of certain furlough savings to permanent status and generated an additional $1.6 million in savings compared to year-end 2002."

"We also continued our focus on managing working capital and reducing debt, which contributed to an improving financial profile for IDG during 2003," noted Healey. "For the year, cash flow from operations was $7.4 million while IDG's long-term debt balance was reduced to $26.3 million at December 31, 2003. This is the second consecutive year that IDG reduced its reliance on debt, achieving the lowest level of long-term debt since the fourth quarter of 1998."

"The significant transformation of IDG discussed a year ago became a solid foundation to build upon during 2003," noted Shearer. "We are optimistic about the future and our ability to continue to provide value for our customers. We are well-positioned to help manufacturers in America regain their competitive edge. By implementing new internal processes at IDG, we believe we can create internal efficiencies as well as identify ways to add further value for our customers. These actions should contribute to enhanced value for our shareholders," concluded Shearer.

ABOUT IDG

Industrial Distribution Group, Inc. (www.idglink.com) is a nationwide supplier of maintenance, repair, operating and production ("MROP") products and services. IDG provides an array of value-added services and other arrangements, including Flexible Procurement Solutions(TM) such as integrated supply, emphasizing the company's specialized expertise in product application. In addition, IDG distributes a full line of MROP products, specializing in cutting tools, abrasives, hand and power tools, coolants, lubricants, adhesives and machine tools, and can supply virtually any other MROP product that its customers may require.


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                                                                          IDG/3


IDG has four divisions organized into regional responsibility areas. IDG serves over 20,000 active customers including Boeing, Ford, and General Electric. The company currently has sales coverage in 43 of the top 75 manufacturing markets in the United States.

FLEXIBLE PROCUREMENT SOLUTIONS(TM)

IDG's Flexible Procurement Solutions(TM) (FPS) offer customers an answer for the entire supply chain management process for MROP materials. IDG recognizes that managing MROP materials is a costly, time-consuming function for the industrial marketplace. FPS services merge state-of-the-art technology with the expertise of IDG personnel to deliver supply chain management services. In a fully integrated supply relationship, IDG associates work directly on-site at a customer's location to provide documented cost savings from product application innovations, continuous process improvements, more effective management of inventory, and many other areas, all focused on reducing customer costs. Best of all, these cost savings are quantified and documented and most go directly to the customer's bottom line.


In addition to the historical information contained herein, certain matters set forth in this news release are forward-looking statements, including but not limited to statements relating to expected operating results. Industrial Distribution Group warns that caution should be taken in relying upon any forward-looking statements in this release, as they involve a number of known and unknown risks, uncertainties, and other factors including heightened national security risks including acts of terrorism and potential for war, that may cause actual results, performance, or achievements of Industrial Distribution Group to differ materially from any such statements, including the risks and uncertainties discussed in the company's Form 10-K for the year ended December 31, 2003 under the caption "Certain Factors Affecting Forward Looking Statements," which discussion is incorporated herein by reference.


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                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                             Results of Operations
                       (in thousands, except share data)


                                                                 THREE MONTHS ENDED                   TWELVE MONTHS ENDED
                                                                    DECEMBER 31,                          DECEMBER 31,
                                                                    (unaudited)
                                                              2003               2002               2003                2002
                                                           -----------        -----------        -----------        -----------

Net Sales                                                  $   120,094        $   121,107        $   483,442        $   492,450
Cost of Sales                                                   92,620             93,895            375,053            383,044
                                                           -----------        -----------        -----------        -----------
      Gross Profit                                              27,474             27,212            108,389            109,406
Selling, General & Administrative Expenses                      25,094             25,535            101,673            103,298
                                                           -----------        -----------        -----------        -----------
       Income from Operations                                    2,380              1,677              6,716              6,108
Interest Expense                                                   427                791              2,278              3,270
Other Income                                                        (8)               (42)               (51)               (26)
                                                           -----------        -----------        -----------        -----------
Income before Income Taxes and Cumulative Effect of              1,961                928              4,489              2,864
  Accounting Change
Provision for Income Taxes                                         839                397              1,933              1,266
                                                           -----------        -----------        -----------        -----------
Income Before Cumulative Effect of Accounting Change             1,122                531              2,556              1,598
Cumulative Effect of Accounting Change                              --                 --                 --            (50,347)
                                                           -----------        -----------        -----------        -----------

Net Income (Loss)                                          $     1,122        $       531        $     2,556        $   (48,749)
                                                           ===========        ===========        ===========        ===========

Earnings (loss) per common share:
Basic:
  Net earnings before cumulative effect of                 $      0.12        $      0.06        $      0.28        $      0.18
     accounting change
  Cumulative effect of accounting change                            --                 --                 --              (5.71)
                                                           -----------        -----------        -----------        -----------
     Earnings (Loss) per common share                      $      0.12        $      0.06        $      0.28        $     (5.53)
                                                           ===========        ===========        ===========        ===========

Diluted:
  Net earnings before cumulative effect of                 $      0.12        $      0.06        $      0.28        $      0.18
     accounting change
  Cumulative effect of accounting change                            --                 --                 --              (5.62)
                                                           -----------        -----------        -----------        -----------
     Earnings (Loss) per common share                      $      0.12        $      0.06        $      0.28        $     (5.44)
                                                           ===========        ===========        ===========        ===========

Basic weighted average shares outstanding                    9,158,308          8,872,228          8,991,822          8,823,982
                                                           ===========        ===========        ===========        ===========
Diluted weighted average shares outstanding                  9,428,422          9,016,420          9,141,049          8,962,003
                                                           ===========        ===========        ===========        ===========


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                                                                          IDG/5


                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                            Condensed Balance Sheets
                                 (in thousands)


ASSETS                                             DECEMBER 31, 2003    DECEMBER 31, 2002
                                                   -----------------    -----------------

  Total Current Assets                                  $124,072            $125,525
  Property and Equipment, net                              7,006              11,274
  Intangible and Other Assets, net                         2,067               2,383
                                                        --------            --------
  TOTAL ASSETS                                          $133,145            $139,182
                                                        ========            ========

LIABILITIES AND SHAREHOLDERS' EQUITY

  Total Current Liabilities                             $ 49,014            $ 49,551
  Long-Term Debt                                          26,348              35,721
  Other Long-Term Liabilities                              1,190               1,250
                                                        --------            --------
  Total Liabilities                                       76,552              86,522

  Total Shareholders' Equity                              56,593              52,660
                                                        --------            --------

  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $133,145            $139,182
                                                        ========            ========


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